EXHIBIT 21.1

Payment Data Systems, Inc.

Subsidiaries of the Registrant

Subsidiary Legal Name                    Jurisdiction of Incorporation

FiCentive, Inc.                             Nevada

ZBILL, Inc.                                Nevada

Payment Recovery Systems, Inc.                    Nevada

Singular Payments, LLC                        Florida